CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of XCL Ltd. and Subsidiaries on Form S-3 (File Nos. 33-41458, 33-83122 and 33-68552) and on Form
S-8 (File Nos. 33-62956 and 33-59799) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated April 12, 1999, on our audits of the consolidated financial statements and financial statement schedule of XCL Ltd. and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K.






Miami, Florida
April 12, 1999